Exhibit 99.1

FOR RELEASE AT 8:00 A.M. EST	For further information
TUESDAY, JANUARY 24, 2006	Media Contact:	Jay Fredericksen
904-357-9106
	Investor Contact:	Parag Bhansali
904-357-9155

Rayonier Reports Fourth Quarter and Full Year 2005 Results

JACKSONVILLE, Fla., January 24, 2006 – Rayonier (NYSE:RYN) today reported fourth quarter income from continuing operations of $56.4 million, or 73 cents per share. This compares to $74.9 million, or 96 cents per share, in the third quarter and $14 million, or 18 cents per share, in fourth quarter 2004. Full-year 2005 income from continuing operations was $207.8 million, or $2.68 per share, compared to $160.1 million, or $2.09 per share, in 2004.

Net income in the fourth quarter was also $56.4 million, or 73 cents per share, compared to $75 million, or 96 cents per share, in third quarter 2005, and $13.5 million, or 18 cents per share, in fourth quarter 2004. Full-year 2005 net income was $182.8 million, or $2.36 per share, compared to $156.9 million, or $2.05 per share, in 2004.

Lee Nutter, Chairman, President and CEO, said: “We had another very good year with strong performances from our core businesses as we continued to deliver on our strategies to create value for shareholders. We formed a real estate subsidiary, TerraPointe, to capture the growing value of our extensive higher-and-better-use properties, monetized our New Zealand timberlands and simultaneously expanded our presence there with a REIT-qualifying joint venture, increased production of our high-value cellulose specialties and sold non-core businesses. Our shareholders benefited from two dividend increases totaling 26 percent and a 22 percent increase in share price.”

The fourth quarter included a special item gain of $30.5 million, or 39 cents per share, on the sale of New Zealand timber assets to the joint venture while third quarter items totaled $39.1 million, or 50 cents per share. Special items totaled $86.3 million, or $1.11 per share, in full-year 2005 and $49.7 million, or 65 cents per share, in 2004 (see Schedule H for details).

Excluding special items, fourth quarter income from continuing operations was below third quarter, primarily due to higher performance fibers manufacturing costs and reduced real estate sales partly offset by increased timber volume. On the same basis, earnings improved compared to fourth quarter 2004, primarily due to increased timber prices and real estate sales. Fourth quarter 2005 results included a $3 million charge, or 2 cents per share, to increase disposition reserves related to the closed Port Angeles, Washington, mill.

Sales for the fourth quarter increased to $316 million from $300 million in the third quarter and $285 million in fourth quarter 2004. Sales for the year of $1.2 billion were comparable to 2004.

Cash provided by operating activities for 2005 of $263 million was $30 million below 2004 due to working capital increases partly offset by higher operating earnings. Cash Available for Distribution (CAD) of $167 million for 2005 was comparable to 2004. (CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.)

Debt at year-end of $559 million was $100 million below year-end 2004 primarily due to strong operating cash flow, net proceeds from the monetization of the New Zealand timber assets and sale of the medium-density-fiberboard business. The debt-to-capital ratio was 38.7 percent compared to 45.3 percent at prior year-end. Debt less cash was $412 million, a reduction of $163 million. Cash at December 31, 2005, was $146 million.

Timber

Sales of $56 million and operating income of $24 million were $10 million and $7 million above third quarter, respectively, primarily due to higher U.S. timber volume, increased Southeast prices and income from timberland-related activities partly offset by an operating loss incurred during startup of the New Zealand joint venture. Compared to fourth quarter 2004, sales and operating income increased $12 million and $7 million, respectively, mainly due to higher U.S. timber prices and volume partly offset by the joint venture’s operating results.

Real Estate

Sales of $20 million and operating income of $16 million were $8 million and $6 million below third quarter, respectively, primarily due to reduced sales of development and rural properties partly offset by higher per acre prices for development properties. The company previously announced that a fourth quarter transaction had been terminated and that it now plans to develop the property. Compared to fourth quarter 2004, sales and operating income increased $5 million and $4 million, respectively, mainly due to higher per acre prices for development properties.

Performance Fibers

Sales of $173 million were $14 million above third quarter but operating income of $7 million declined $9 million due to increased raw material costs and lower absorbent materials selling prices. Compared to fourth quarter 2004, sales and operating income improved $18 million and $1 million, respectively, primarily due to higher volume and cellulose specialties prices mostly offset by increased raw material costs.

Wood Products

Sales and operating income of $34 million and $3 million, respectively, were both $2 million below third quarter, primarily due to lower prices. Compared to fourth quarter 2004, sales and operating income were up $3 million and $2 million, respectively, mainly due to higher prices.

Other Operations

Sales of $34 million were $2 million above third quarter while slightly positive operating results were essentially unchanged. Compared to fourth quarter 2004, sales and operating income declined $7 million and $1 million, respectively, mainly due to lower trading activity.

Other Items

Corporate expenses of $10.4 million were comparable to third quarter and $1 million above fourth quarter 2004.

Intersegment eliminations and other expense of $2.9 million was $5.1 million and $3 million more than third quarter 2005 and fourth quarter 2004, respectively, primarily due to the previously noted $3 million increase in disposition reserves. Third quarter also included $1.9 million in proceeds from an insurance settlement.

Interest expense of $12 million was $2.2 million above third quarter, primarily due to favorable tax audit related adjustments in that quarter, and was comparable to fourth quarter 2004.

Interest and other income of $4.2 million was $7.7 million below the third quarter, which included a $7.8 million arbitration award, but $5.5 million above fourth quarter 2004, primarily due to higher interest income and a gain on sale of a manufacturing asset.

The full-year effective tax rate, before discrete items, was 14.2 percent compared to 11.6 percent for 2004, primarily due to reduced like-kind-exchange and non-U.S. operations tax benefits. Fourth quarter 2005 income tax expense of $8.8 million included $6.5 million relating to the sale of the New Zealand timber assets and a $1.5 million discrete tax benefit from favorable adjustments of costs between taxable and non-taxable entities. Fourth quarter 2004 included a net tax benefit of $1.1 million, primarily due to a 9 percent appreciation in the New Zealand dollar and a favorable change in the mix of income between taxable and non-taxable entities (see Schedule J for details).

Outlook

“Entering 2006, we have well-positioned core businesses and continue to experience strong demand and pricing for most of our products, particularly real estate properties and our premium cellulose specialties,” Nutter said. “As a result, excluding special items, we expect another very good year with full-year earnings somewhat above 2005, despite a first quarter that will be below fourth quarter 2005, primarily due to the timing of real estate transactions.”

“In real estate, we continue to focus on moving up the value chain, while in performance fibers we recently implemented price increases for 2006 for cellulose specialties. In addition, contracts for most of our cellulose specialties volume, including all acetate sales, provide for a surcharge to help offset the sharp rise in energy costs.”

Rayonier owns, leases or manages 2.5 million acres of timberland in the U.S., New Zealand and Australia. Its real estate subsidiary, TerraPointe LLC, is focused on maximizing the value of its extensive higher-and-better use properties, particularly in the fast growing counties along Interstate 95 between Savannah, Georgia, and Daytona Beach, Florida, where Rayonier owns approximately 200,000 acres. The company is also the world’s leading producer of high performance cellulose specialty products. Approximately 40 percent of Rayonier’s sales are outside the U.S. to customers in more than 50 countries.

Reported results are preliminary and not final until filing of the 2005 Form 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment. Statements regarding earnings, anticipated demand and pricing for our products, manufacturing costs, and real estate transactions are “forward-looking statements” made pursuant to the safe harbor provisions of federal securities laws. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for, or supply of, cellulose specialty products, absorbent materials, timber, wood products or real estate and entry of new competitors into these markets; adverse weather conditions affecting production, timber availability and sales, or distribution; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the entry into or closing of real estate sale transactions; changes in law or policy that might condition, limit or restrict the development of real estate; the ability of the company to identify and complete timberland and higher-value real estate acquisitions; the company’s ability to satisfy complex rules in order to qualify as a REIT; the availability of tax deductions and the ability of the company to complete tax-efficient exchanges of real estate; and implementation or revision of governmental policies and regulations affecting the environment, endangered species, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as may be required by law.

A conference call will be held on Tuesday, January 24, at 4:15 p.m. EST to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

# # #

RAYONIER

FINANCIAL HIGHLIGHTS

DECEMBER 31, 2005 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Profitability
Sales	$315.9	$299.5	$284.5	$1,180.7	$1,162.8
Operating income	$36.0	$51.0	$26.3	$183.2	$172.7
Income from continuing operations	$56.4	$74.9	$14.0	$207.8	$160.1
Discontinued operations	$—	$0.1	$(0.5)	$(25.0)	$(3.2)
Net income	$56.4	$75.0	$13.5	$182.8	$156.9
Income per diluted common share
Continuing operations	$0.73	$0.96	$0.18	$2.68	$2.09
Net income	$0.73	$0.96	$0.18	$2.36	$2.05
Pro forma income from continuing operations (see schedule H)	$0.34	$0.46	$0.18	$1.57	$1.44
Operating income as a percent of sales	11.4%	17.0%	9.2%	15.5%	14.9%
ROE (annualized) (a)	14.2%	14.7%	15.1%	14.2%	15.1%

	Year Ended December 31,
	2005	2004
Capital Resources and Liquidity
Continuing operations:
Cash provided by operating activities	$262.7	$292.3
Cash used for investing activities	$(32.2)	$(179.2)
Cash used for financing activities	$(215.6)	$(52.0)
Adjusted EBITDA (b) (d)	$360.1	$330.6
Cash Available for Distribution (CAD) (c) (d)	$166.8	$166.4
(Repayment)/borrowing of debt, net	$(98.6)	$41.5
Debt	$558.5	$658.9
Debt / capital	38.7%	45.3%
Cash	$146.2	$84.1

(a), (b), (c) and (d), see Schedule B.

- A -

RAYONIER

FOOTNOTES FOR SCHEDULE A

DECEMBER 31, 2005 (unaudited)

Schedule A

(a)	Based on year-to-date percent; major land sales and REIT conversion costs are not annualized.

(b)	Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization and the non-cash cost basis of real estate sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule I.

(c)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities less capital spending, the tax benefit on the exercise of stock options, tax benefits associated with certain strategic acquisitions and the change in committed cash. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule H.

(d)	Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources. In addition, analysts, investors and creditors use these measures when analyzing the financial condition and cash generating ability of the Company.

- B -

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

DECEMBER 31, 2005 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Sales	$315.9	$299.5	$284.5	$1,180.7	$1,162.8

Costs and expenses
Cost of sales	260.0	237.7	247.9	942.1	937.0
Selling and general expenses	17.7	16.9	14.4	64.4	59.3
Other operating (income)/expense, net	2.2	(6.1)	(4.1)	(9.0)	(6.2)

Operating income	36.0	51.0	26.3	183.2	172.7

Gain on sale of New Zealand timberlands (a)	37.0	—	—	37.0	—
Interest expense	(12.0)	(9.8)	(12.1)	(47.0)	(46.7)
Interest and other income/(expense), net	4.2	11.9	(1.3)	17.7	0.5

Income before taxes	65.2	53.1	12.9	190.9	126.5
Income tax (expense) /benefit	(8.8)	21.8	1.1	16.9	33.6

Income from continuing operations	$56.4	$74.9	$14.0	$207.8	$160.1
Discontinued operations, net	—	0.1	(0.5)	(25.0)	(3.2)

Net income	$56.4	$75.0	$13.5	$182.8	$156.9

Income per Common Share (b):
Basic
From continuing operations	$0.75	$0.99	$0.19	$2.75	$2.15

Net income	$0.75	$0.99	$0.18	$2.42	$2.11

Diluted
From continuing operations	$0.73	$0.96	$0.18	$2.68	$2.09

Net income	$0.73	$0.96	$0.18	$2.36	$2.05

Pro forma income from continuing operations (c)
Adjusted basic EPS	$0.35	$0.47	$0.19	$1.60	$1.48

Adjusted diluted EPS	$0.34	$0.46	$0.18	$1.57	$1.44

Weighted average Common Shares used for determining
Basic EPS	75,844,885	75,658,512	74,851,809	75,504,800	74,445,864

Diluted EPS	78,002,090	77,753,165	76,934,792	77,644,252	76,533,263

(a)	Total gain was $73.7 million, which was reduced by $36.7 million of unrecognized gain based on our proportionate interest in the joint venture.
(b)	All share and per share amounts reflect the three-for-two stock split on October 17, 2005.
(c)	See Schedule H.

- C -

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

DECEMBER 31, 2005 (unaudited)

(millions of dollars)

	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Sales
Timber	$55.7	$45.5	$44.2	$207.6	$185.8
Real Estate	19.9	27.6	14.6	85.8	95.6
Performance Fibers
Cellulose specialties	124.7	114.8	115.2	448.6	418.8
Absorbent materials	48.0	44.3	39.1	179.4	163.5

Total Performance Fibers	172.7	159.1	154.3	628.0	582.3

Wood Products	34.1	35.6	30.9	136.6	126.2
Other Operations	33.6	32.1	40.9	123.5	173.9
Intersegment eliminations	(0.1)	(0.4)	(0.4)	(0.8)	(1.0)

Total sales	$315.9	$299.5	$284.5	$1,180.7	$1,162.8

Operating income (loss)
Timber	$23.5	$16.4	$16.4	$86.7	$71.9
Real Estate	15.9	21.8	11.7	63.7	75.3
Performance Fibers	6.6	15.6	5.4	53.1	46.6
Wood Products	2.8	4.6	0.9	16.4	13.2
Other Operations	0.5	0.6	1.3	0.9	6.2
Corporate	(10.4)	(10.2)	(9.5)	(36.5)	(40.4)
Intersegment eliminations and other (Including Corporate FX)	(2.9)	2.2	0.1	(1.1)	(0.1)

Total operating income	$36.0	$51.0	$26.3	$183.2	$172.7

- D -

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

DECEMBER 31, 2005 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004
Current assets	$354.1	$369.4
Timber, timberlands and logging roads, net of depletion and amortization	927.0	1,053.5
Property, plant and equipment	1,352.4	1,333.3
Less - accumulated depreciation	(991.1)	(936.2)

	361.3	397.1

Investment in New Zealand JV	81.6	—
Other assets	110.9	113.9

	$1,834.9	$1,933.9

Liabilities and Shareholders’ Equity
Current liabilities	$170.1	$246.7
Deferred income taxes	28.0	46.5
Long-term debt	555.2	610.3
Non-current reserves for dispositions and discontinued operations	128.0	133.9
Other non-current liabilities	68.9	100.1
Shareholders’ equity	884.7	796.4

	$1,834.9	$1,933.9

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2005	December 31, 2004
Cash provided by operating activities of continuing operations:
Income from continuing operations	$207.8	$160.1
Depreciation, depletion, amortization and non-cash cost basis of real estate sold	159.2	157.5
Other non-cash items included in income*	(68.1)	(52.4)
Changes in working capital and other assets and liabilities	(36.2)	27.1

	262.7	292.3

Cash used for investing activities of continuing operations:
Capital expenditures, net of sales and retirements	(89.9)	(87.7)
Purchase of timberlands	(23.5)	(89.3)
Decrease/(increase) in restricted cash	3.3	(2.2)
Proceeds from sale of New Zealand timberlands to JV	186.8	—
Proceeds from sale of other assets	13.0	—
Investment in New Zealand JV	(121.9)	—

	(32.2)	(179.2)

Cash used for financing activities:
(Repayment)/borrowing of debt, net	(98.6)	41.5
Dividends paid	(129.2)	(111.2)
Cash in lieu of fractional shares	(0.4)	—
Issuance of common shares	15.1	17.7
Foreign exchange loss from forward contract	(2.5)	—

	(215.6)	(52.0)

Effect of exchange rate changes on cash	(0.2)	0.1

Cash provided by discontinued operations	47.4	1.5

Cash and cash equivalents:
Increase in cash and cash equivalents	62.1	62.7
Balance, beginning of year	84.1	21.4

Balance, end of period	$146.2	$84.1

*	2005 - Mainly the gain on sale of New Zealand timberlands ($30.5) million, the U.S. tax benefit on repatriation of foreign earnings of ($25.4) million and favorable tax settlements, including interest, of ($19.8) million. 2004 - mainly reversal of deferred taxes not required after REIT conversion of ($77.9) million and additional taxes for repatriation of foreign earnings of $28.2 million, for a net effect of ($49.7) million.

- E -

RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

DECEMBER 31, 2005 (unaudited)

(millions of dollars)

	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Geographical Data (Non-U.S.)
Sales
New Zealand	$12.8	$13.1	$13.3	$48.9	$49.5
Other	2.8	1.6	3.8	9.9	26.3

Total	$15.6	$14.7	$17.1	$58.8	$75.8

Operating income (loss)
New Zealand	$(1.8)	$1.5	$1.2	$1.2	$4.8
Other	1.5	(0.8)	1.8	0.1	(0.2)

Total	$(0.3)	$0.7	$3.0	$1.3	$4.6

Timber
Sales
Northwest U.S.	$27.4	$18.8	$17.8	$98.5	$81.0
Southeast U.S.	24.6	19.1	17.8	86.2	76.8
New Zealand	3.7	7.6	8.6	22.9	28.0

Total	$55.7	$45.5	$44.2	$207.6	$185.8

Operating income
Northwest U.S.	$13.9	$8.8	$8.1	$55.1	$41.9
Southeast U.S.	11.2	5.9	6.6	29.3	23.8
New Zealand	(1.6)	1.7	1.7	2.3	6.2

Total	$23.5	$16.4	$16.4	$86.7	$71.9

Adjusted EBITDA by Segment
Timber	$39.3	$31.6	$44.6	$148.2	$218.2
Real Estate *	17.4	26.8	—	79.4	—
Performance Fibers	29.0	35.3	23.6	129.9	124.4
Wood Products	4.5	6.4	3.6	23.5	22.3
Other Operations	0.9	1.1	1.4	2.4	7.3
Corporate and other	(11.1)	3.3	(11.2)	(23.3)	(41.6)

Total	$80.0	$104.5	$62.0	$360.1	$330.6

*	Real Estate became a reportable segment in the third quarter of 2005. The Timber segment includes both Timber and Real Estate in 2004.

- F -

RAYONIER

SELECTED OPERATING INFORMATION

DECEMBER 31, 2005 (unaudited)

	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Timber
Northwest U.S., in millions of board feet	70	48	55	263	285
Southeast U.S., in thousands of short green tons	1,325	1,080	1,060	4,832	4,291
New Zealand, in thousands of metric tons	36	191	209	464	646

Timber sales volume - Intercompany
Southeast U.S., in thousands of short green tons	1	18	14	42	43
New Zealand, in thousands of metric tons	—	1	4	3	11

Real Estate
Acres sold
TerraPointe - Development	1,099	2,411	1,286	6,036	4,786
TerraPointe - Rural	1,480	7,930	2,985	23,587	29,282
Northwest U.S.	128	44	1,621	403	1,838

Total	2,707	10,385	5,892	30,026	35,906	*

Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	130	120	125	470	453
Absorbent materials, in thousands of metric tons	75	65	62	276	266
Production as a percent of capacity	104.0%	103.8%	96.1%	103.3%	98.7%

Lumber
Sales volume, in millions of board feet	89	89	86	351	347

*	Includes 5,487 acres associated with a Northeast Florida sale ($26 million) of timber lease rights.

- G -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

DECEMBER 31, 2005 (unaudited)

(millions of dollars, except per share information)

	Year Ended
	December 31, 2005	December 31, 2004
Cash Available for Distribution
Cash provided by operating activities	$262.7	$292.3
Capital spending (a)	(89.9)	(87.7)
Like-kind exchange tax benefits on third party land sales (b)	(3.2)	(11.3)
Like-kind exchange tax benefits on intercompany land sales (b)	—	(19.0)
Decrease (increase) in committed cash	1.8	(3.5)
Tax benefit on exercise of stock options	(4.6)	(4.4)

Cash Available for Distribution	$166.8	$166.4

(a)	Capital Spending is net of sales and retirements and excludes strategic acquisitions and dispositions.
(b)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

PRO FORMA INCOME:

	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Income from Continuing Operations per Common Share
Basic EPS	$0.75	$0.99	$0.19	$2.75	$2.15

Diluted EPS	$0.73	$0.96	$0.18	$2.68	$2.09

New Zealand timberlands sale
Basic EPS	(0.40)	—	—	(0.40)	—

Diluted EPS	(0.39)	—	—	(0.39)	—

Taxes associated with repatriation of foreign earnings
Basic EPS	—	(0.34)	—	(0.34)	0.38

Diluted EPS	—	(0.33)	—	(0.33)	0.37

IRS audit settlements including adjustment of accrued interest
Basic EPS	—	(0.11)	—	(0.34)	—

Diluted EPS	—	(0.10)	—	(0.32)	—

Arbitration award
Basic EPS	—	(0.07)	—	(0.07)	—

Diluted EPS	—	(0.07)	—	(0.07)	—

Deferred taxes not required after REIT conversion
Basic EPS	—	—	—	—	(1.05)

Diluted EPS	—	—	—	—	(1.02)

Pro forma income from Continuing Operations per Common Share
Adjusted basic EPS	$0.35	$0.47	$0.19	$1.60	$1.48

Adjusted diluted EPS	$0.34	$0.46	$0.18	$1.57	$1.44

- H -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES *

DECEMBER 31, 2005 (unaudited)

(millions of dollars)

	Timber	Real Estate **	Performance Fibers	Wood Products	Other Operations	Corporate and other	Total
Three Months Ended
December 31, 2005
Cash provided by operating activities	$54.4	$15.8	$58.9	$5.2	$(5.5)	$(2.4)	$126.4
Income tax expense	—	—	—	—	—	8.8	8.8
Interest expense	—	—	—	—	—	12.0	12.0
Working capital increases (decreases)	(10.8)	1.2	(29.7)	(0.7)	6.3	(6.6)	(40.3)
Other balance sheet changes	(4.3)	0.4	(0.2)	—	0.1	(22.9)	(26.9)

Adjusted EBITDA	$39.3	$17.4	$29.0	$4.5	$0.9	$(11.1)	$80.0

September 30, 2005
Cash provided by operating activities	$36.7	$25.1	$19.7	$8.6	$2.8	$(9.7)	$83.2
Income tax benefit	—	—	—	—	—	(21.8)	(21.8)
Interest expense	—	—	—	—	—	9.8	9.8
Working capital increases (decreases)	(0.8)	1.8	16.3	(2.2)	(1.7)	(3.6)	9.8
Other balance sheet changes	(4.3)	(0.1)	(0.7)	—	—	28.6	23.5

Adjusted EBITDA	$31.6	$26.8	$35.3	$6.4	$1.1	$3.3	$104.5

December 31, 2004
Cash provided by operating activities	$29.2	$—	$32.5	$5.6	$5.6	$(13.0)	$59.9
Income tax benefit	—	—	—	—	—	(1.1)	(1.1)
Interest expense	—	—	—	—	—	12.1	12.1
Working capital increases (decreases)	8.6	—	(9.0)	(2.0)	(4.1)	(2.4)	(8.9)
Other balance sheet changes	6.8	—	0.1	—	(0.1)	(6.8)	—

Adjusted EBITDA	$44.6	$—	$23.6	$3.6	$1.4	$(11.2)	$62.0

Year Ended
December 31, 2005
Cash provided by operating activities	$160.0	$82.0	$132.4	$22.3	$(3.9)	$(130.1)	$262.7
Income tax benefit	—	—	—	—	—	(16.9)	(16.9)
Interest expense	—	—	—	—	—	47.0	47.0
Working capital increases (decreases)	(4.8)	(2.9)	(2.4)	1.2	4.7	23.4 (a)	19.2
Other balance sheet changes	(7.0)	0.3	(0.1)	—	1.6	53.3 (b)	48.1

Adjusted EBITDA	$148.2	$79.4	$129.9	$23.5	$2.4	$(23.3)	$360.1

December 31, 2004
Cash provided by operating activities	$210.1	$—	$125.8	$22.6	$17.8	$(84.0)	$292.3
Income tax benefit	—	—	—	—	—	(33.6)	(33.6)
Interest expense	—	—	—	—	—	46.7	46.7
Working capital increases (decreases)	(2.9)	—	(2.6)	(0.3)	(9.8)	(21.8)	(37.4)
Other balance sheet changes	11.0	—	1.2	—	(0.7)	51.1 (c)	62.6

Adjusted EBITDA	$218.2	$—	$124.4	$22.3	$7.3	$(41.6)	$330.6

*	Unusual, non-trade intercompany items between the segments have been eliminated.
**	Real Estate became a reportable segment in third quarter 2005. The Timber segment includes Timber and Real Estate in 2004.
(a)	Primarily due to higher tax payments in 2005.
(b)	Includes U.S. tax benefit on repatriation of foreign earnings of ($25.4) million and favorable tax settlements, net of interest ($19.8) million.
(c)	Includes reversal of deferred taxes not required after REIT conversion of ($77.9) million partly offset by additional taxes for repatriation of foreign earnings of $28.2 million.

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RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

DECEMBER 31, 2005 (unaudited)

(millions of dollars, except percentages)

	Three Months Ended						Year Ended
	December 31, 2005		September 30, 2005		December 31, 2004		December 31, 2005		December 31, 2004
	$	%	$	%	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$(22.8)	(35.0)	$(18.6)	(35.0)	$(4.4)	(35.0)	$(66.8)	(35.0)	$(44.2)	(35.0)
REIT income not subject to federal tax	11.1	17.0	10.4	19.6	5.4	42.2	39.9	20.9	36.2	28.6
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	(2.9)	(4.4)	(3.2)	(6.0)	(1.6)	(12.5)	(11.6)	(6.1)	(11.6)	(9.2)
Discrete items included in pretax income	—	—	4.9	6.5 **	—	—	4.9	1.6 **	—	—
Foreign, state and local income taxes, foreign exchange rate changes and permanent differences	4.9	7.5	2.3	4.3	4.7	36.7	8.4	4.4	5.1	4.0

Income tax (expense) benefit before discrete items *	$(9.7)	(14.9)	$(4.2)	(10.6)	$4.1	31.4	$(25.2)	(14.2)	$(14.5)	(11.6)
Favorable adjustment of employee related costs between non-taxable and taxable entities	1.5	2.3	—	—	—	—	1.5	0.8	—	—
U.S. tax benefit on repatriation of foreign earnings	(0.4)	(0.6)	25.8	48.6	—	—	25.4	13.3	—	—
Return to accrual adjustments	(0.2)	(0.3)	(0.1)	(0.2)	—	—	(0.3)	(0.2)	1.4	1.1
Favorable IRS audit settlements, including adjustment of accrued interest expense / income	—	—	3.1	6.9 **	—	—	19.8	11.0 **	—	—
Tax on favorable arbitration award	—	—	(3.0)	(3.9)**	—	—	(3.0)	(1.2)**	—	—
Exchange rate changes on tax on undistributed foreign earnings	—	—	0.2	0.4	(3.0)	(23.4)	1.6	0.8	(3.0)	(2.4)
Non-realizability of New Zealand tax credits on U.S. withholding tax for prior years’ intercompany note interest	—	—	—	—	—	—	(2.9)	(1.5)	—	—

Income tax benefit (expense) *	$(8.8)	(13.5)	$21.8	41.2	$1.1	8.0	$16.9	8.8	$(16.1)	(12.9)

*	Twelve months ended December 31, 2004 excludes reversal of deferred taxes not required after REIT conversion of $77.9 million and additional taxes for repatriation of foreign earnings of ($28.2) million, for a net effect of $49.7 million.
**	Adjusted for change in pretax income due to discrete items.

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